EXHIBIT 99.2

PRIVILEGED & CONFIDENTIAL DRAFT – NOT FOR DISTRIBUTION

Contacts: Quentin McMillan (Investors): quentin.mcmillan@aig.com Dana Ripley (Media): dana.ripley@aig.com

AIG Announces Leadership Changes

NEW YORK – JANUARY 30, 2023 – American International Group (NYSE: AIG) today announced that it terminated Mark Lyons from his position as AIG’s Interim Chief Financial Officer and Executive Vice President, Global Chief Actuary and Head of Portfolio Management after the Company became aware that he violated his confidentiality/non-disclosure obligations to the Company.

These violations were unrelated to the Company’s financial statements, financial reporting generally and related disclosure controls and procedures, or reserves. In recognition of Mr. Lyons’ contributions to AIG since he joined the Company in 2018, the Company entered into a settlement agreement with Mr. Lyons.

Sabra Purtill has been named AIG’s Interim Chief Financial Officer and Turab Hussain has been named AIG’s Interim Global Chief Actuary.

Ms. Purtill previously served as Chief Investment Officer of Corebridge Financial. Prior to that, she was AIG’s Executive Vice President and Chief Risk Officer and Deputy Chief Financial Officer. Before joining AIG, Ms. Purtill held senior leadership roles in Finance and Investor Relations at The Hartford Financial Services Group, Inc., Assured Guaranty Ltd. and ACE Limited (now Chubb Limited).

Mr. Hussain previously served as AIG’s Chief Risk Officer, General Insurance. Before joining AIG, he was Chief Risk and Actuarial Officer at PartnerRe, Chief Insurance Risk Officer at The Hartford Financial Services Group and also held senior actuarial and underwriting roles at The Hartford, Arch Insurance Group and American Reinsurance.

# # # #

About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions and other financial services to customers in approximately 70 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig.

PRIVILEGED & CONFIDENTIAL DRAFT – NOT FOR DISTRIBUTION

These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.